Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation Reports
Second Quarter 2008 Financial Results

FOR IMMEDIATE RELEASE
Tuesday, August 12, 2008

BARRINGTON, IL, August 12, 2008 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter of 2008 and for the six month period ended June 30, 2008.

Consolidated net sales for the second quarter of 2008 were $12,461,000 compared to consolidated net sales of $9,259,000 for the second quarter of 2007, an increase of 34.6%. The Company earned net income of $485,000 or $0.17 per share (basic and diluted) for the second quarter of 2008 compared to net income of $423,000 or $0.18 per share (basic) and $0.17 per share (diluted) for the second quarter of 2007.

For the six month period ended June 30, 2008, consolidated net sales were $23,196,000 compared to $17,538,000 for the same period in 2007, an increase of 32.3%. For this six month period in 2008, net income was $764,000 or $0.28 per share (basic) and $0.26 per share (diluted) compared to net income of $371,000, or $0.17 per share (basic) and $0.15 per share (diluted) for the same period of 2006.

Key Factors and Trends

The revenue increase in the second quarter and for the six months ended June 30, 2008 was led by flexible packaging and pouches, which almost tripled from revenues of $1,967,000 in the first six months of 2007 to $5,889,000 in the first six months of 2008. These increases were the result of sales to a new customer and of increased sales to an existing customer.

In the first six months of 2008, novelty product revenues were up 15.6% compared to the same period of 2007, from $11,236,000 in 2007 to $12,987,000 in 2008. Sales of laminated films also showed a modest increase compared to 2007 both for the second quarter and for the six months.

Gross profit increased from $2,744,000 in the second quarter of 2007 to $2,913,000 in the second quarter of 2008, and from $4,647,000 for the first six months of 2007 to $5,245,000 for the first six months of 2008. Gross margins rates were down from 29.6% in the second quarter of 2007 to 23.4% in the second quarter of 2008, and for the six month period were down from 26.5% in 2007 to 22.6% in 2008. This decline in gross margins is the result principally of significant increases in raw materials costs experienced by the company during the first six months of 2008 which have not yet been fully offset by increases in the selling prices of finished goods.

General, selling and administrative expenses were up in the second quarter, compared to the second quarter of 2007, by about $240,000, and were also up by a similar amount for the six months compared to 2007. As a percentage of sales, general, selling and administrative expenses were lower, representing 17.3% of sales in the second quarter of 2008, compared to 20.7% of sales in the second quarter of 2007. For the six month period, general, selling and administrative expenses were down from 20.6% in 2007 to 16.6% in 2008.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	June 30, 2008	December 31, 2007

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,260,417	$483,112
Accounts receivable, net	7,066,866	5,950,551
Inventories, net	10,301,316	9,700,618
Other current assets	1,634,694	1,666,420
Total current assets	20,263,293	17,800,701

Property, plant and equipment, net	10,320,567	10,096,155
Other assets	1,349,604	1,427,279

Total Assets	$31,933,464	$29,324,135

Liabilities & Stockholders' Equity
Total current liabilities	$16,744,898	$16,483,109
Long term debt, less current maturities	5,627,833	5,167,039
Other liabilities	1,033,732	1,070,151
Minority interest	12,798	12,534
Stockholders' equity	8,514,203	6,591,302

Total Liabilities & Stockholders' Equity	$31,933,464	$29,324,135

Consolidated Statements of Operations
	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited

Net sales	$12,460,945	$9,258,828	$23,195,646	$17,537,702
Cost of sales	9,548,061	6,514,432	17,951,083	12,890,619

Gross profit	2,912,884	2,744,396	5,244,563	4,647,083

Operating expenses	2,158,074	1,918,204	3,850,048	3,627,132

Income from operations	754,810	826,192	1,394,515	1,019,951

Other income (expense):
Net Interest expense	(286,404)	(292,914)	(556,665)	(627,498)
Other	11,889	41,175	42,211	93,347

Income before income taxes and minority interest	480,295	574,453	880,061	485,800

Income tax (benefit) expense	(4,818)	151,293	115,839	114,886

Income before minority interest	485,113	423,160	764,222	370,914

Minority interest in (loss) income of subsidiary	(24)	(35)	264	(69)

Net income	$485,137	$423,195	$763,958	$370,983

Basic income per common and common equivalent shares	$0.17	$0.18	$0.28	$0.17

Diluted income per common and common equivalent shares	$0.17	$0.17	$0.26	$0.15

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,781,025	2,303,371	2,721,646	2,230,670

Diluted	2,929,548	2,540,729	2,885,783	2,507,219